Filed under Rule 424(b)(3), Registration Statement No. 333-59964
Pricing Supplement No - 6 dated September 3, 2002 (To: Prospectus Dated May 15, 2001 and Prospectus Supplement Dated June 21, 2002)

CUSIP Number	Principal Amount	Selling Price(% of Par)	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking

26054LAP8	$6,811,000.00	100.000%	.625%	$6,768,431.25	3.750%	SEMI- ANNUAL	09/15/2005	03/15/2003	$19.69	YES	Senior Unsecured Notes

Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC     Agents: Charles Schwab & Co. Inc.,
Merrill Lynch & Co., Morgan Stanley, Prudential Securities, Salomon Smith Barney, UBS PaineWebber, Wachovia Securities

CUSIP Number	Principal Amount	Selling Price (% of Par)	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking

26054LAQ6	$10,211,000.00	100.000%	1.000%	$10,108,890.00	4.500%	SEMI- ANNUAL	09/15/2007	03/15/2003	$23.63	YES	Senior Unsecured Notes

Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC    Agents: Charles Schwab & Co. Inc.,
Merrill Lynch & Co., Morgan Stanley, Prudential Securities, Salomon Smith Barney, UBS PaineWebber, Wachovia Securities

The Dow Chemical Company
Trade Date: Tuesday, September 3, 2002 @12:00 PM ET
Settle Date: Friday, September 6, 2002
Minimum Denomination/Increments: $1,000.00/$1,000.00
All trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0262 via BNY Clearing Services, LLC

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is the trade mark of INCAPITAL, LLC. All rights reserved
The Dow Chemical Company $500,000,000 The Dow Chemical Company Internotes